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                                                                EXHIBIT 99.1
[URS LOGO]



Contacts:

URS Corporation                                 Citigate Sard Verbinnen

Kent P. Ainsworth                               Hugh Burns/Jamie Tully
Executive Vice President                        (212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President & Corporate Treasurer
(415) 774-2700


           URS CORPORATION REPORTS $230 MILLION OF NOTE REDEMPTIONS

       Debt To Total Capitalization Ratio Will Be Reduced To Below 40%

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        SAN FRANCISCO, CA - May 6, 2004 - URS Corporation (NYSE: URS) announced today that it has issued notices for the redemptions of $70 million of its 11 1/2% Senior Notes due 2009 and $160 million of its 12 1/4% Senior Subordinated Notes due 2009.

        The Note redemptions will be funded with the net proceeds of the Company's recently completed public offering of 8.1 million shares of its Common Stock at a public offering price of $26.50 per share, including the 7.5 million shares previously announced and an additional 600,000 shares sold upon partial exercise of the underwriters' over-allotment option, and with borrowings under its existing Senior Secured Credit Agreement.

        The announced redemptions will reduce the Company's net debt by an aggregate of $180 million, which will reduce the Company's debt to total capitalization ratio to below 40% during the third quarter ending July 31, 2004.

        Commenting on the transactions, Martin M. Koffel, Chairman and Chief Executive Officer, stated: "Over the past decade, we have used debt to finance a series of strategic acquisitions, which we have successfully integrated to create one of the largest engineering and design services firms in the world and one of the leading providers of operations and maintenance services to the U.S. federal government. I am pleased that, with the redemptions announced today, we will have

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achieved our stated goal, following our 2002 acquisition of EG&G, of reducing our debt to capitalization ratio to below 40%. Although we have demonstrated our ability to service our debt load, the redemptions will benefit our already strong cash flow."

        Mr. Koffel continued: "The Note redemptions will immediately save the Company approximately $27 million in annualized interest cost. These transactions will improve our financial strength, enhance stockholder value and allow us to continue to invest in the business and further enhance our ability to perform for our clients."

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for surface transportation, air transportation, rail transportation, industrial process, facilities and logistics support, water/wastewater treatment, hazardous waste management and military platforms support. Headquartered in San Francisco, the Company operates in over 20 countries with approximately 26,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

                                    # # #

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the Company's future prospects, leverage ratios and growth opportunities. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: the recent economic downturn; the Company's dependence on government appropriations; changes in regulations; the Company's ability to manage its contracts; the Company's ability to service its debt; pending and future litigation; industry competition; the Company's ability to attract and retain key individuals; risks associated with international operations; the Company's ability to successfully integrate its accounting and management information systems; and other factors discussed more fully in the Company's reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.